EXHIBIT 5.1

July ____, 2000

American International Petroleum Corporation
2950 North Loop West, Suite 1000
Houston, Texas 77092

Gentlemen:

We are counsel to American International Petroleum Corporation, a Nevada corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-8 (the “Registration Statement”) relating to 700,000 shares (the “Shares”) of the Company’s common stock, par value $.08 per share (the “Common Stock”), including

•	400,000 shares (the “Option Shares”) that may be issued upon exercise of stock options granted to members of the Company’s Board of Directors pursuant to stock option agreements; and

•	300,000 shares (the “Consultant Shares”) that may be issued to Nurzhan S. Kurmanov, a consultant, pursuant to a Consultancy Agreement dated April 22, 1999 (the “Consultancy Agreement”).

We have examined such corporate documents and records and we have made such investigations of law as we have deemed necessary or appropriate in order to render the opinions hereinafter set forth.

Based on the foregoing, we are of the opinion that:

     1.   The Company has been duly organized, is validly existing and in good standing under the laws of the State of Nevada.

     2.   The Shares have been duly authorized.

     3.   The Option Shares, when issued upon payment of the exercise price and in accordance with the other terms and conditions set forth in the option agreements, will be legally issued, fully paid and non-assessabe.

     4.   The Consultant Shares, when issued in consideration for the services contemplated by the Consultancy Agreement, will be legally issued, fully paid and non-assessable.

Members of our firm own 144,518 shares of Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference in the Registration Statement to this firm under Item 5 captioned “Interests of Named Experts and Counsel.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Snow Becker Krauss P.C.
SNOW BECKER KRAUSS P.C.